Exhibit 5.1
December 3, 2010
Harris Corporation
1025 West NASA Boulevard
Melbourne, Florida 32919

Re:	Harris Corporation — Registration Statement on Form S-3 Senior Debt Securities
Ladies and Gentlemen:
     We have acted as special counsel to Harris Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale of $400,000,000 aggregate principal amount of the Company’s 4.40% Notes due 2020 and $300,000,000 aggregate principal amount of the Company’s 6.15% Notes due 2040 (collectively, the “Notes”). The Notes are being issued under an Indenture, dated as of September 3, 2003 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as successor to The Bank of New York, as trustee. The Notes are to be sold as set forth in the Company’s automatic shelf Registration Statement on Form S-3 (Registration No. 333-159688) (the “Registration Statement”) filed on June 3, 2009, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), the Prospectus dated June 3, 2009 (the “Prospectus”), the Prospectus Supplement dated November 30, 2010 (the “Prospectus Supplement”), and pursuant to the terms of the Underwriting Agreement (the “Underwriting Agreement”) dated November 30, 2010 between the Company and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, on behalf of the several underwriters named therein.
     In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates of public officials and representatives of the Company and other documents as we deemed necessary or appropriate as a basis for the opinion set forth herein. In such examination, we have assumed, without inquiry or investigation, (i) the legal capacity of each natural person, (ii) the authenticity of original documents and the genuineness of all signatures, (iii) the conformity to the originals of all documents submitted to us as copies, (iv) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed, (v) that there has been no undisclosed waiver of any right, remedy or provision contained in any such documents and (vi) that each transaction complies with all

Harris Corporation
December 3, 2010

tests of good faith, fairness and conscionability required by law. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate, trust or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate, trust or other, and execution and delivery by such parties of such documents and that such documents constitute valid and binding obligations of such parties.
     In addition, we have assumed that the terms of the Notes will have been established so as not to violate, conflict with or constitute a default under (i) any agreement or instrument to which the Company is a party or to which its property is subject, (ii) any law, rule or regulation to which the Company or any of its property is subject, (iii) any judicial or administrative order or decree of any governmental authority or (iv) any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority.
     Based upon the foregoing and subject to the assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion that when the Notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered in accordance with the Underwriting Agreement upon payment of the consideration therefor provided for therein, such Notes will constitute valid and legally binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.
     Our opinion is limited to matters governed by the Federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement or the Company’s Current Report on Form 8-K to be filed on or about December 3, 2010 and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus Supplement and in the Prospectus included in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
Very truly yours,
HOLLAND & KNIGHT LLP
/s/ Holland & Knight LLP